FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
October 30, 2015	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANK ANNOUNCES AGREEMENT TO
SELL SBA SUBSIDIARY

WASHINGTON TOWNSHIP, NEW JERSEY – Parke Bank (“Parke Bank”), a wholly owned subsidiary of Parke Bancorp, Inc. (the “Company”) (NASDAQ:PKBK) today announced that it and its majority-owned subsidiary, 44 Business Capital, LLC (“44BC”) had entered into a Purchase and Assumption Agreement (the “Agreement”) with Berkshire Hills Bancorp, Inc. and its wholly owned banking subsidiary, Berkshire Bank, to sell the assets of 44BC and certain related assets held by the Bank.

Under the Agreement, Berkshire has agreed to purchase the assets of 44BC (other than certain specified assets).  In addition, Berkshire has agreed to pay Parke Bank to purchase certain servicing rights for specified SBA loans and will purchase approximately $38.4 million in SBA loans held as loans by Parke Bank.

“44BC has represented an excellent investment for Parke Bank over the years culminating in this transaction.  Parke Bank remains committed to SBA lending and will continue to offer SBA loans through a division of the Bank,” said Vito S. Pantilione, President and Chief Executive Officer of the Company and Parke Bank.

Consummation of the transactions contemplated by the Agreement are subject to the receipt of certain regulatory approvals and other customary closing conditions with the closing anticipated to be completed during the first quarter of 2016.

The Company was incorporated in January 2005, while Parke Bank commenced operations in January 1999. The Company and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to the timing and actual consummation of the proposed transaction, our ability to pay cash dividends in the future, continue the strong performance of the Company, whether the economy continues to stabilize and our ability to expand our lending opportunities and further reduce our NPAs or to originate new loans and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.